UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 20, 2022

Monroe Capital Income Plus Corporation

(Exact name of registrant as specified in its charter)

Maryland	814-01301	83-0711022
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

311 South Wacker Drive, Suite 6400
Chicago, Illinois	60606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 258-8300

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company 🗹

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On December 20, 2022, Monroe Capital Income Plus Corporation (the “Company”) entered into a senior secured term credit facility (the “Credit Facility”) with KeyBank National Association through a newly-created wholly-owned subsidiary, MC Income Plus Financing SPV II LLC (the “SPV”). In connection with this Credit Facility, the Company, as collateral manager, the SPV, as borrower, and each of the other parties thereto entered into a Term Credit and Security Agreement, dated as of December 20, 2022 (the “TCSA”). The Company, as seller, and the SPV, as buyer also entered into a Purchase and Contribution Agreement, dated as of December 20, 2022 (the “Purchase and Contribution Agreement”). The Company, as collateral manager, the SPV, as pledgor, and each of the other parties thereto also entered into an Account Control Agreement, dated as of December 20, 2022 (the “Account Control Agreement”).

The Credit Facility will allow the SPV to borrow an aggregate principal amount of up to $100 million. The maturity date of the Credit Facility is December 20, 2026 unless there is an earlier termination of the Credit Facility or event of default thereunder. Borrowings under the Credit Facility will bear interest at the Adjusted Term Secured Overnight Financing Rate (“SOFR”) plus an applicable margin rate of 2.40% per annum during the initial period, December 20, 2022 through December 20, 2025, and 3.40% per annum during the amortization period, December 21, 2025 through December 20, 2026. In addition, upon the occurance and during an event of default under the Credit Facility, borrowings will bear interest at the rates described above plus an additional 2.00% per annum.

The Credit Facility contains representations and warranties and affirmative and negative covenants customary for secured financings of this type. The Credit Facility also contains customary events of default (subject to certain grace periods, as applicable), including but not limited to the nonpayment of principal, interest or fees; breach of covenants; voluntary or involuntary bankruptcy proceedings; and change of control of the borrower.

Borrowing under the Credit Facility remains subject to the leverage restrictions contained in the Investment Company Act of 1940, as amended.

The description above is only a summary of the material provisions of the Credit Facility, and is qualified in its entirety by reference to the copies of each of the TCSA, the Purchase and Contribution Agreement and the Account Control Agreement, each of which are filed as exhibits to this current report on Form 8-K.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

10.1	Term Credit and Security Agreement among MC Income Plus Financing SPV II LLC, as borrower; the Company, as collateral manager; the lenders from time to time parties thereto; KeyBank National Association, as administrative agent and lead arranger; U.S. Bank Trust Company, National Association, as collateral agent and collateral administrator; and U.S. Bank National Association, as document custodian.

10.2	Purchase and Contribution Agreement between MC Income Plus Financing SPV II LLC, as buyer, and the Company, as seller.

10.3	Account Control Agreement among MC Income Plus Financing SPV II LLC, as pledger; the company, as collateral manager; U.S. Bank Trust Company, National Association, in its capacity as collateral agent, as secured party; and U.S. Bank National Association, as securities intermediary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Monroe Capital Income Plus Corporation

Date: December 21, 2022	By:	/s/ Lewis W. Solimene, Jr.
Lewis W. Solimene, Jr.
Chief Financial Officer, Treasurer and Corporate Secretary